THE SOMERSET GROUP, INC.                 CONSOLIDATED BALANCE SHEETS
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
                                               As of December 31,
ASSETS                                         1998           1997
  Cash and cash equivalents                 526,000        600,000
  Short-term investments                  3,713,000      5,248,000
   Trade accounts, notes and other
     receivables less Allowance
     for doubtful accounts                1,888,000      1,222,000
   Prepaid expenses                          87,000         80,000
   Refundable income taxes                      ---        203,000
                                           --------      ---------
     Total current assets                 6,214,000      7,353,000

Investments
   First Indiana Corporation (market
     Value of $5,169,000 and
     $68,515,000)                        36,104,000     32,406,000
                                         ----------     ----------
  Office furniture and equipment          1,169,000      1,143,000
   Less accumulated depreciation            712,000        696,000
                                          ---------      ---------
                                            457,000        447,000
Other assets
   Notes receivable, net                    240,000        580,000
   Goodwill, net of accumulated
     amortization                         1,074,000      1,133,000
   Other                                    684,000        541,000
                                          ---------      ---------
                                          1,998,000      2,254,000
Total assets                             44,773,000     42,460,000
                                         ==========     ==========
Liabilities and Shareholders' Equity
Current liabilities
   Note payable - bank                          ---        549,000
   Current portion of long-term debt            ---         13,000
   Trade accounts papyable                   97,000         60,000
   Accrued compensation                     194,000         86,000
   Taxes. other than income taxes            33,000         53,000
   Income taxes                              30,000            ---
   Deferred income taxes                        ---        327,000
   Other accrued expenses                    65,000        104,000
                                            -------       --------
     Total current liabilities              419,000      1,102,000
 Deferred income                                ---         23,000

Deferred income taxes                     8,891,000      7,845,000
Long-term debt less current portion             ---         30,000
Shareholders' equity
   Common stock without par value
     Authorized 4,000,000 shares,
     Issued and outstanding 2,909,214
     shares                               1,862,000      1,855,000
   Capital in excess of stated value      3,599,000      3,549,000
   Accumulated other comprehensive
     income (loss)                          (19,000)       (22,000)
   Retained Earnings                     30,359,000     28,078,000
                                         ----------     ----------
                                         35,801,000     33,460,000
   Less 17,371 Treasury shares at
     cost                                   338,000            ---
                                          ---------      ---------
    Total shareholders' equity           35,801,000     33,460,000
                                          ----------    ----------
Total liabilities and Shareholders'
   Equity                                44,773,000     42,460,000
                                         ==========      =========
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